EXHIBIT 99.1

OLD NATIONAL ANNOUNCES CHAIRMAN AND CEO
JAMES RISINGER TO RETIRE EFFECTIVE MARCH 31, 2004

Larry E. Dunigan To Become Interim Chairman

EVANSVILLE, Ind. – February 18, 2004 – Old National Bancorp (NYSE: ONB) announced today that James A. Risinger, 55, will retire as Chairman and Chief Executive Officer of Old National effective March 31, 2004. Mr. Risinger will remain a member of the Board of Directors until his current term expires at the annual meeting of shareholders in April, but will not stand for re-election.

The Presiding Director of the Board, Larry E. Dunigan, has been elected to serve as interim Chairman of Old National effective upon Mr. Risinger’s retirement. Michael R. Hinton will continue to serve as President and Chief Operating Officer. The Board intends to begin a CEO search immediately and will consider internal and external candidates.

Mr. Risinger said, “After 25 years and a wonderful career at Old National, I believe it is time for me to begin a new chapter in my life. I’m now 55 years old and am eligible for early retirement. That consideration, along with the fact that my Board term expires at this year’s annual meeting, makes now an opportune time for me to retire. Old National is a tremendous company, and it is ready to make the transition to new leadership. I am proud of this organization and of what our team of professionals has created over the years. I believe that we have taken the appropriate steps to position Old National for improved performance, competitiveness and success in the future.”

Mr. Dunigan said, “Jim has been instrumental in making Old National into a $9.4 billion, client-focused financial services company with more than 3,000 professionals in six states. With the foundation Jim helped build and the strategy we have in place, we believe this Company is positioned to leverage the skills of new leadership and capitalize on the emerging economic rebound. I look forward to working closely with Jim, Mike Hinton and the rest of our talented management team over the next few months to ensure a smooth transition to a dynamic new leader.”

Mr. Dunigan continued, “We are optimistic about this next phase in the evolution of our Company and remain committed to executing the strategic initiatives we announced last fall to improve revenue and profit growth. Over the past six months, we have taken many actions to address the challenges facing our Company, with specific focus on improving operating efficiencies and commercial loan credit quality, continuing the emphasis on our Signature Group business and pursuing expansion in selected major metropolitan markets. Having said this, we continue to be committed to our community banking approach. Although there is still work to be done, we believe the Company is making a great deal of progress. Old National is a solid company, and has a talented management team and dedicated employees.”

Mr. Dunigan has been a director of Old National since 1982 and is the Presiding Director of the Board. He also is the Chairman of the Corporate Governance and Nominating Committee. Mr. Dunigan is the Chief Executive Officer of Holiday Management Company, which includes One Call Internet, a transit and co-location provider, and Holiday Healthcare Services.

Old National, a $9.4 billion financial holding company headquartered in Evansville, Indiana, employs more than 3,000 professionals who advise, design and facilitate financial solutions to help clients reach their financial goals. Founded in 1834, Old National has grown to include client-focused financial services operations in Indiana, Illinois, Ohio, Kentucky, Tennessee and Missouri. With a special attention to service quality, Old National provides individuals and businesses with financial solutions through a broad range of banking services as well as trust and investment services, insurance brokerage services and investment products.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as “believe,” “feel,” “expect,” and words of similar meaning, which are statements of belief as to the expected outcomes of future events. Actual outcomes or results could materially differ from those presented or discussed. Factors that might cause such a difference include, but are not limited to, market, economic, operational, liquidity, credit and interest rate risks associated with Old National’s business; competition; government legislation and policies; ability of Old National to execute its business plan and strategic initiatives; and continued softness in the economy which could materially impact credit quality trends and the ability to generate loans. Old National undertakes no obligation to update or revise publicly any forward-looking statements contained in this press release or to reflect events or conditions after the date of this release.

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Contacts:

Larry Dunigan, Presiding Director
Old National Bancorp
812-464-1431

Mike Hinton, President and Chief Operating Officer
Old National Bancorp
812-464-1451